ARBITRON INC.
AMENDMENT NO. 3 TO THE
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN ARBITRON INC.
AND
STEPHEN B. MORRIS

THIS AMENDMENT NO. 3 TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of July 3, 2006 by and between ARBITRON INC. (“Arbitron”) and STEPHEN B. MORRIS (“Executive”) for the purpose of amending the Executive Employment Agreement dated April 1, 2001 as amended, by and between Arbitron and Executive (the “Agreement”). All capitalized terms in this Amendment shall have the meanings ascribed to them in the Agreement unless otherwise defined in this Amendment.

W I T N E S S E T H:

WHEREAS, Arbitron desires to provide for an orderly transition of its chief executive officer and desires to retain Executive as its President and Chief Executive Officer until Executive’s successor has been approved and appointed by the Board but no later than December 31, 2009;

WHEREAS, Executive is willing to continue to serve as the President and Chief Executive Officer of Arbitron until his successor has been approved and appointed by the Board but no later than December 31, 2009, to assist the Board in connection with its search for his replacement and to assist his replacement in the transition of management of Arbitron after his replacement is appointed; and

WHEREAS, Arbitron has requested that Executive serve as a consultant to Arbitron for three years after his employment by Arbitron ceases to assure the availability of Executive to assist in such strategic planning as the Board may request and to assist in any material matters in which Executive has participated in during the term of his employment with Arbitron and Executive is willing to provide such consulting services.

NOW, THEREFOR, in consideration of these premises, Executive’s acceptance of and continuance in Executive’s employment for the term of the Agreement and the agreement and intent of the parties to be bound by the terms of the Agreement as modified by this Amendment, the parties agree as follows:

1. Term of Employment. Section 2.03 of the Agreement is hereby amended in its entirety to read as follows:

2.03	Term. Subject to the provisions of Articles IV and VII, this Agreement and Executive’s employment shall continue until December 31, 2009; provided that the Board reserves the right to approve and appoint Executive’s successor as President and Chief Executive Officer with the duties attendant to such office and after such appointment Executive shall remain an employee and be available to provide transition assistance, consultation and advice through December 31, 2009; provided that such services after the appointment of Executive’s successor shall not require substantial time commitment or prevent Executive from engaging in other activities so long as such activities do not violate the provisions of Articles V or VI. In addition, during the term of this Agreement, Executive agrees, if nominated and elected, to serve as a director on the Board.

2. Base Salary. Section 3.01 of the Agreement is hereby amended in its entirety to read as follows:

3.01	Base Salary. For all services rendered under this Agreement, Arbitron shall pay Executive a minimum Base Salary at the annual rate of $593,208 for calendar year 2006 and the minimum Base Salary shall be increased by 5% on January 1st of each subsequent calendar year during the term of this Agreement. Such compensation shall be paid to Executive through December 31, 2009 notwithstanding the earlier appointment of Executive’s successor as President and Chief Executive Officer as provided in Section 2.03 unless the employment of Executive is terminated pursuant to Article IV or Article VII in which event Executive shall receive the compensation and benefits as provided in Article IV or Article VII, as the case may be.

3. Bonus. Section 3.02 of the Agreement is hereby amended to add the following sentence at the end thereof:

“For the purposes of this Section 3.02 of the Agreement, Executive’s target bonus or incentive compensation shall be 75% of his Base Salary under Section 3.01 for the respective year.”

4. Grants of Restricted Stock Awards. In consideration of Executive’s services under the Agreement and Executive’s willingness to continue to serve as President and Chief Executive Officer and as an inducement to retain Executive, Arbitron agrees to grant Executive the following Restricted Stock Awards under and as defined in Arbitron’s 1999 Stock Incentive Plan or its successor (the “Stock Incentive Plan”) whether in the form of shares of Common Stock or Stock Units as defined in the Stock Incentive Plan as the Committee administering the Stock Incentive Plan may determine:

(a) For calendar year 2006, Executive has received a grant of 48,500 shares of restricted Common Stock which shares vest in four equal annual installments on December 31st commencing on December 31, 2006;

(b) For calendar year 2007, Executive shall receive a Restricted Stock Award for 43,333 shares which award shall vest in three equal annual installments on December 31st commencing on December 31, 2007;

(c) For calendar year 2008, Executive shall receive a Restricted Stock Award for 43,333 shares which award shall vest in two equal annual installments on December 31st commencing on December 31, 2008; and

(d) For calendar year 2009, Executive shall receive a Restricted Stock Award for 43,333 shares which award shall vest in full on December 31, 2009.

All of the grants made or to be made under clauses (a) – (d) above shall be subject to appropriate adjustment pursuant to Section 4.4 of the Stock Incentive Plan as a result of any of the events described in Section 4.4 of the Stock Incentive Plan occur after the date hereof. In consideration of the Restricted Stock Awards made or to be made under clauses (a) – (d) of this Paragraph 4 and the other consideration provided to Executive under this Amendment, Executive hereby (i) waives any rights that Executive has or may have to accelerate the vesting of any Restricted Stock Awards or any stock option (whether heretofore granted or to be granted under this Paragraph) upon the Executive’s retirement, and (ii) agrees that Executive will not sell, transfer or otherwise dispose the shares of Common Stock during any consecutive twelve (12) month period that exceeds an amount equal to of twenty-five percent (25%) of the aggregate number of shares of Common Stock represented by the Restricted Stock Award granted or to be granted under this Paragraph 4; provided that the restriction in clause (ii) shall terminate upon the death of Executive or a Change of Control. In the event the term of this Agreement is terminated due to the death or Disability of Executive or upon a Change of Control (as defined in the Stock Incentive Plan), the Restricted Stock Award granted under this Paragraph 4 prior to such termination shall be vested in full in accordance with the provisions of the Stock Incentive Plan but no further grants under this paragraph will be made thereafter.

5. Non-Competition. Section 6.02(a) of the Agreement is hereby amended to substitute the phrase “for a period of 36 months following the termination of employment for any reason (“Non-Compete Period”)” for the phrase “for a period of 18 months following the termination of employment for any reason (“Non-Compete Period”)” in the first sentence of Section 6.02(a). Accordingly, the Non-Compete Period under Section 6.02 shall be increased from 18 months to 36 months following the termination of Executive’s employment for any reason.

6. Change of Control Provisions.

(a) Section 7.01 of the Agreement is hereby amended to add the following definition at the end of such section numbered as subsection (h):

“(h) “Continuation Period” means a period of time equal to the lesser of (i) thirty-six months or (ii) the number of months remaining between the end of the month immediately preceding a Change of Control Termination and January 1, 2010.”

(b) Section 7.02 of the Agreement is hereby amended to insert “but in no event later than December 31, 2009” after the phrase “during the term of this Agreement” and before the comma thereafter in the first sentence of said Section 7.02.

(c) Section 7.03(a) of the Agreement is hereby amended to insert “a factor, the numerator of which is the number of months in the Continuation Period and the denominator of which is 12, multiplied by” in lieu of the phrase “three times” in said Section 7.03.

(d) Section 7.03(b) of the Agreement is hereby amended to insert “(i) the monthly benefits to which Executive would have been entitled under the defined benefit plan or plans in which Executive participates immediately prior to the Change of Control Termination which includes an additional period of age and service for the Continuation Period;” in lieu of clause (i) of said Section 7.03(b).

(d) Section 7.03(c) of the Agreement is hereby amended to insert “(1) An additional period of age and Years of Service equal to the Continuation Period shall be added to Executive’s actual age and Years of Service (the additional Years of Service shall not be limited by the final sentence of Section 3.05(i)(9));” in lieu of subsection (1) of said Section 7.03(c).

(e) Section 7.07 of the Agreement is hereby amended to insert “for the Continuation Period” in lieu of the phrase “for a period of three (3) years” therein.

7. Consulting Arrangement. In consideration of the knowledge and experience of Executive in Arbitron and its business and the desire of Arbitron to have Executive available to provide his advice and assistance to Arbitron after the termination of his employment with Arbitron, Arbitron and the Executive desire to enter a consulting arrangement on the following terms:

(a) Arbitron hereby retains Executive as an independent consultant for the three (3) years commencing January 1, 2010 and ending December 31, 2012 (the “Consulting Term”) unless prior to January 1, 2010 either (a) the employment of Executive under the Agreement was terminated by Arbitron with Cause, by Executive for any reason, or by reason of the death or Disability (as defined in the Agreement) of Executive or (b) a Change of Control (as defined in the Agreement) has occurred, in which case Executive will not be retained as a consultant by Arbitron pursuant to this Paragraph 6. During the Consulting Term, Executive agrees to provide such consulting services and other assistance as Arbitron’s Chief Executive Officer or Board may from time to time reasonably request; provided that such requests shall not unreasonably interfere with the other activities of Executive. In consideration for Executive’s consulting services, Arbitron agrees to pay Executive a quarterly consulting fee in the amount of $83,333.33 payable on the first day of January, April, July and October month during the Consulting term commencing on January 1, 2010. In addition, Arbitron shall pay all reasonable costs and expenses, including travel, incurred by Executive in providing the consulting services to Arbitron during the Consulting Term. During the Consulting Term, Executive shall be an independent contractor, shall not be considered an employee of Arbitron and shall not be entitled to any employee benefits as a result of his services as a consultant. During the Consulting Term, Executive agrees, if nominated and elected, to serve as a director on the Board. Effective as of January 1, 2010 and continuing during the Consulting Period, the provisions of Articles V and VI of the Agreement shall continue to apply to Executive and Executive agrees to comply with the provisions of Articles V and VI during the Consulting Term, and the phrase “following termination of employment for any reason” in the first sentence of Section 6.02(a) and in the first sentence of Section 6.03 shall be replaced by the phrase “following the end of the Consulting Term” in each instance effective upon the commencement of the Consulting Term.

(b) In the event the death or Disability of Executive prior to January 1, 2010 or a Change of Control after December 31, 2008 but prior to January 1, 2010, Arbitron shall pay Executive or his estate the sum of $1,000,000 within five days after the termination of Executive’s employment by Executive’s death or disability or in the case of a change of control the earlier of (i) six months after the termination of Executive’s employment following the Change of Control or (ii) July 1, 2010. In the event of the death or Disability of Executive or a Change of Control during the Consulting Term, then the Consulting Term shall terminate upon the date of Executive’s death or Disability or such Change of Control and Arbitron shall pay Executive or his estate in a lump sum, within five (5) days after such termination of the Consulting Term or such later date to the extent required by Section 409A(a)(2)(B)(i) of the Code but in no event later than on the date which is six months and one day after the termination of the Consulting Term, a lump sum amount equal to the remaining quarterly consulting payments scheduled to be paid to Executive for the balance of the Consulting Term as if the Consulting Term had not ended.

(c) Notwithstanding the consulting arrangement under this Paragraph 6, upon the termination of Executive’s employment under the Agreement, Executive shall be entitled to such retirement and other post-employment benefits as provided under the Agreement or under the benefits plans of Arbitron as then in effect. Effective January 1, 2010, the provisions of Article VII of the Agreement shall terminate and no longer be effective with respect to any Change of Control occurring on or after January 1, 2010.

8. Section 409A of the Internal Revenue Code. The arrangements described in this Amendment and the Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding any amendments necessary to bring this Amendment or the Agreement into compliance with the terms of Section 409A or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service. The parties further agree that, to the extent any part of this Amendment or the Agreement fails to qualify for an exemption from or satisfy the requirements of Section 409A, the affected arrangement shall be operated in compliance with Section 409A pending such an amendment to the extent authorized by the Internal Revenue Service. In such circumstances, Arbitron will administer this Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement as amended hereby while complying with Section 409A. This Section does not restrict the rights of Arbitron with respect to the Agreement as amended hereby to the extent such rights are reserved to Arbitron under the Agreement (including the right to terminate).

9. Correction to Section 4.01. The reference to Article IX at the end of Section 4.01 is here by amended to refer to Article VIII.

10. Construction of the Agreement. The Agreement shall be read together with this Amendment and shall have the same force and effect as if the provisions of the Agreement and this Amendment were contained in one document. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

11. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be come effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

12. Integration. This Amendment and the Agreement as heretofore and hereby amended constitutes the entire understanding of the parties hereto and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Amendment and the Agreement. No amendment, modification or alteration of the terms of this Amendment or the Agreement shall be binding unless in writing, dated subsequent to the date of this Amendment and duly executed by all parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first written above.

EXECUTIVE:		ARBITRON INC.:

By:	/s/ Stephen B. Morris	By:	/s/ Lawrence Perlman

	Stephen B. Morris		Lawrence Perlman Chairman of the Board